Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Omeros Corporation 2008 Equity Incentive Plan of our report dated March 31, 2010, with respect to the consolidated financial statements of Omeros Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Seattle, Washington
March 31, 2010